Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER 2022 SALES AND EARNINGS

Eau Claire, Wisconsin (April 29, 2022) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2022 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “As anticipated, issues identified in the 2021 Annual Report impacted the first quarter. Defense segment sales for the quarter were down $14.1 million or 25.9% from those reported in the comparable 2021 quarter, reflecting reduced shipments from backlog in part due to supply chain issues. Sales for the Housewares/Small Appliances segment declined $6.2 million or 23.4% primarily due to the inability to ship to customers who failed to implement January 1, 2022, price increases on a timely basis. By the end of the quarter, all customers had confirmed their acceptance of the bulk of those increases. Safety segment sales were nominal. Operating earnings largely followed sales. As a result of the sales decline and a less favorable mix, the Defense segment’s operating earnings were down $5.2 million or 46.3% from first quarter 2021. Logistical costs, in particular ocean freight increases, when combined with the sales decline led to an operating loss at the Housewares/Small Appliance segment. The Safety segment likewise reported a loss.”

After a two-year hiatus resulting from the COVID-19 pandemic, the international home and housewares trade show (now called the Inspired Home Show) was held in March 2022. During the show, the Housewares/Small Appliance segment introduced several new products. Those products include two additions to its hot air popper line. The first is a new PopLite® that makes 18 cups of popcorn. The popper features a patent pending design for worry-free popping and a butter melter with a metal cup for increased melting efficiency. The second is the PopLite® MyMunch™ popper that pops up to nine-cups of corn, perfect for dieters or for snacking. It has a see-through cover that doubles as a serving bowl. The base nests in the cover for compact storage. Both poppers have all of the other great attributes of PRESTO® PopLite® poppers – ultra fast popping with hot air rather than oil, virtually no unpopped kernels, and the convenience of built-in cord storage. The segment also showed a new line of Tuxedo™ digital skillets. Each takes skillet cooking to a whole new level. A precise heat control enables the user to set temperatures as low as 100 degrees up to 204 degrees in one-degree increments and temperatures from 205 to 400 degrees in increments of 5 degrees. The lower temperatures make the skillets ideal for such tasks as sous vide cooking, preparing delicate sauces, poaching fish and chicken, making yogurt, proofing frozen or fresh bread dough, and simmering soups and stews for up to 24 hours. The higher temperatures provide the means to sear a sous vide steak to perfection, steam vegetables, bake, and perform all of the traditional skillet functions like pan frying, sautéing, and braising. The skillets are available in 12” and 16” sizes, are handsomely styled with a white exterior and black interior, are coated with stick-free ceramic, and are accompanied by a glass cover and a rack for steaming, baking, and sous vide cooking. A restyled GranPappy® deep fryer was the final electric product introduced. It features the contemporary styling incorporated into the FryDaddy® deep fryer the prior year. In addition to these electric appliances, two new non-electric appliances were shown. The first is the PRESTO® nitro coffee dispenser that enables consumers to make nitrogen-infused cold brew at home. The brew is a coffee shop favorite known for its smooth texture, delicate flavor, and rich, creamy head. The PRESTO® dispenser includes a two-liter stainless steel keg that fits in most refrigerators and an exclusive rotating spout that swings up for drip-free storage. The dispenser is filled with up to 48-ounces of cold brew coffee and charged using nitrogen or nitrous oxide. A gentle push-down tap provides nitro coffee on demand. The entire product is fully immersible and includes a storage cap, collapsible funnel, and nylon cleaning brushes. The final new product shown was the PRESTO® premium canning kit, an 8-function deluxe set of the most desired accessories for successful home canning.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that if not corrected, could ultimately lead to significant losses.

	THREE MONTHS ENDED
	April 3, 2022	April 4, 2021
Net Sales	$60,754,000	$81,027,000
Net Earnings	$2,915,000	$8,993,000
Net Earnings Per Share	$.41	$1.28
Weighted Average Shares Outstanding	7,073,000	7,053,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.